Filed pursuant to Rule 433

Registration No. 333-296395

Issuer Free Writing Prospectus dated August 6, 2026

Relating to Preliminary Prospectus Supplement dated August 6, 2026

Alphabet Inc.

Floating Rate Notes due 2028

4.500% Notes due 2028

Floating Rate Notes due 2029

4.625% Notes due 2029

4.875% Notes due 2031

5.200% Notes due 2033

5.450% Notes due 2036

6.250% Notes due 2046

6.375% Notes due 2056

6.500% Notes due 2066

Pricing Term Sheet

Issuer:	Alphabet Inc. (the “Company”)

Title:

Floating Rate Notes due 2028 (the “2028 Floating Rate Notes”)

4.500% Notes due 2028 (the “2028 Notes”)

Floating Rate Notes due 2029 (the “2029 Floating Rate Notes”)

4.625% Notes due 2029 (the “2029 Notes”)

4.875% Notes due 2031 (the “2031 Notes”)

5.200% Notes due 2033 (the “2033 Notes”)

5.450% Notes due 2036 (the “2036 Notes”)

6.250% Notes due 2046 (the “2046 Notes”)

6.375% Notes due 2056 (the “2056 Notes”)

6.500% Notes due 2066 (the “2066 Notes”)

Trade Date:	August 6, 2026

Settlement Date (T+2)**:	August 10, 2026

Denominations:	$2,000 and multiples of $1,000 in excess thereof

Expected Ratings*:	Moody’s: Aa2 (Stable); S&P: AA+ (Stable)

Joint Book-Running Managers:

BofA Securities, Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Citigroup Global Markets Inc.

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

Barclays Capital Inc.

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC

SG Americas Securities, LLC

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

ANZ Securities, Inc.

Co-Managers:

Siebert Williams Shank & Co., LLC

MUFG Securities Americas Inc.

NatWest Markets Securities Inc.

Scotia Capital (USA) Inc.

Standard Chartered Bank***

BBVA Securities Inc.

Commerz Markets LLC

Santander US Capital Markets LLC

UniCredit Capital Markets LLC

Bancroft Capital, LLC

Blaylock Van, LLC

Mischler Financial Group, Inc.

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

CastleOak Securities, L.P.

Drexel Hamilton, LLC

MFR Securities, Inc.

Penserra Securities LLC

Security Type:	SEC Registered

Ranking:	Senior unsecured

Listing:	None

Floating Rate Notes Floating Rate Notes due 2028 Floating Rate Notes due 2029

Aggregate Principal Amount:	2028 Floating Rate Notes: $750,000,000 2029 Floating Rate Notes: $500,000,000

Maturity Date:	2028 Floating Rate Notes: August 10, 2028 2029 Floating Rate Notes: August 10, 2029

Coupon (Interest Rate):

2028 Floating Rate Notes: Compounded SOFR (as defined under “Description of the Notes—Information about the SOFR and the SOFR Index” in the prospectus supplement to which this pricing term sheet relates), reset quarterly, on each floating rate interest payment date plus 0.44% per annum

2029 Floating Rate Notes: Compounded SOFR, reset quarterly, on each floating rate interest payment date plus 0.60% per annum

Public Offering Price:

2028 Floating Rate Notes: 100.00% of principal amount of the Floating Rate Notes, plus accrued interest, if any, from August 10, 2026

2029 Floating Rate Notes: 100.00% of principal amount of the Floating Rate Notes, plus accrued interest, if any, from August 10, 2026

Underwriting Discounts:	2028 Floating Rate Notes: 0.125% of the principal amount 2029 Floating Rate Notes: 0.150% of the principal amount

Proceeds Net of Aggregate Underwriting Discount (before expenses):	2028 Floating Rate Notes: $749,062,500 2029 Floating Rate Notes: $499,250,000

Floating Rate Interest Payment Dates:

2028 Floating Rate Notes: Quarterly in arrears on each February 10, May 10, August 10 and November 10 of each year, beginning on November 10, 2026

2029 Floating Rate Notes: Quarterly in arrears on each February 10, May 10, August 10 and November 10 of each year, beginning on November 10, 2026

Interest Payment Record Dates:

2028 Floating Rate Notes: Each preceding January 26, April 25, July 26 and October 26 of the applicable floating rate interest payment date

2029 Floating Rate Notes: Each preceding January 26, April 25, July 26 and October 26 of the applicable floating rate interest payment date

Sinking Fund Provisions:	None

Floating Rate Interest Determination Date:	Two U.S. Government Securities Business Days (as defined under “Description of the Notes—Information about the SOFR and the SOFR Index” in the prospectus supplement to which this pricing term sheet relates) preceding each floating rate interest payment date (or in the final floating rate interest period, preceding the maturity date)

Floating Rate Interest Period:	The period from and including any floating rate interest payment date (or, with respect to the initial floating rate interest period only, from and including August 10, 2026) to but excluding the next succeeding floating rate interest payment date or (ii) in the case of the last such period, from and including the floating rate interest payment date immediately preceding the maturity date to but excluding such maturity date

Observation Period:	In respect of each floating rate interest period, the period from and including the date two U.S. Government Securities Business Days preceding the first date in such floating rate interest period to but excluding the date two U.S. Government Securities Business Days preceding the floating rate interest payment date for such floating rate interest period (or in the final floating rate interest period, preceding the maturity date)

Redemption Provision:	Not redeemable prior to maturity

Day Count Convention:	Actual/360

CUSIP/ISIN:	2028 Floating Rate Notes: 02079K CM7 / US02079KCM71 2029 Floating Rate Notes: 02079K CP0 / US02079KCP03

Calculation Agent:	The Bank of New York Mellon Trust Company, N.A.

Fixed Rate Notes 4.500% Notes due 2028 4.625% Notes due 2029 4.875% Notes due 2031 5.200% Notes due 2033 5.450% Notes due 2036 6.250% Notes due 2046 6.375% Notes due 2056 6.500% Notes due 2066

Aggregate Principal Amount:

2028 Notes: $1,250,000,000

2029 Notes: $2,000,000,000

2031 Notes: $3,500,000,000

2033 Notes: $2,500,000,000

2036 Notes: $4,500,000,000

2046 Notes: $3,000,000,000

2056 Notes: $4,500,000,000

2066 Notes: $2,500,000,000

Maturity Date:

2028 Notes: August 10, 2028

2029 Notes: August 10, 2029

2031 Notes: August 15, 2031

2033 Notes: August 15, 2033

2036 Notes: August 15, 2036

2046 Notes: August 15, 2046

2056 Notes: August 15, 2056

2066 Notes: August 15, 2066

Coupon (Interest Rate):

2028 Notes: 4.500% per annum

2029 Notes: 4.625% per annum

2031 Notes: 4.875% per annum

2033 Notes: 5.200% per annum

2036 Notes: 5.450% per annum

2046 Notes: 6.250% per annum

2056 Notes: 6.375% per annum

2066 Notes: 6.500% per annum

Public Offering Price:

2028 Notes: 99.858% of principal amount of the 2028 Notes, plus accrued interest, if any, from August 10, 2026

2029 Notes: 99.698% of principal amount of the 2029 Notes, plus accrued interest, if any, from August 10, 2026

2031 Notes: 99.490% of principal amount of the 2031 Notes, plus accrued interest, if any, from August 10, 2026

2033 Notes: 99.564% of principal amount of the 2033 Notes, plus accrued interest, if any, from August 10, 2026

2036 Notes: 99.466% of principal amount of the 2036 Notes, plus accrued interest, if any, from August 10, 2026

2046 Notes: 99.626% of principal amount of the 2046 Notes, plus accrued interest, if any, from August 10, 2026

2056 Notes: 99.972% of principal amount of the 2056 Notes, plus accrued interest, if any, from August 10, 2026

2066 Notes: 99.617% of principal amount of the 2066 Notes, plus accrued interest, if any, from August 10, 2026

Underwriting Discounts:

2028 Notes: 0.125% of the principal amount

2029 Notes: 0.150% of the principal amount

2031 Notes: 0.200% of the principal amount

2033 Notes: 0.250% of the principal amount

2036 Notes: 0.300% of the principal amount

2046 Notes: 0.500% of the principal amount

2056 Notes: 0.600% of the principal amount

2066 Notes: 0.600% of the principal amount

Proceeds Net of Aggregate Underwriting Discount (before expenses):

2028 Notes: $1,246,662,500

2029 Notes: $1,990,960,000

2031 Notes: $3,475,150,000

2033 Notes: $2,482,850,000

2036 Notes: $4,462,470,000

2046 Notes: $2,973,780,000

2056 Notes: $4,471,740,000

2066 Notes: $2,475,425,000

Yield to Maturity:	2028 Notes: 4.575% 2029 Notes: 4.734% 2031 Notes: 4.991% 2033 Notes: 5.275% 2036 Notes: 5.520% 2046 Notes: 6.283% 2056 Notes: 6.377% 2066 Notes: 6.527%

Spread to Benchmark Treasury:	2028 Notes: T + 33 bps 2029 Notes: T + 43 bps 2031 Notes: T + 60 bps 2033 Notes: T + 75 bps 2036 Notes: T + 85 bps 2046 Notes: T + 105 bps 2056 Notes: T + 115 bps 2066 Notes: T + 130 bps

Benchmark Treasury:

2028 Notes: 4.250% due July 31, 2028

2029 Notes: 4.125% due July 15, 2029

2031 Notes: 4.375% due July 31, 2031

2033 Notes: 4.375% due July 31, 2033

2036 Notes: 4.375% due May 15, 2036

2046 Notes: 5.000% due May 15, 2046

2056 Notes: 4.750% due February 15, 2056

2066 Notes: 4.750% due February 15, 2056

Benchmark Treasury Price and Yield:

2028 Notes: 100-00 ¼ / 4.245%

2029 Notes: 99-16 ¼ / 4.304%

2031 Notes: 99-29 ¾ / 4.391%

2033 Notes: 99-03+ / 4.525%

2036 Notes: 97-22+ / 4.670%

2046 Notes: 97-04+ / 5.233%

2056 Notes: 92-27+ / 5.227%

2066 Notes: 92-27+ / 5.227%

Interest Payment Dates:

2028 Notes: February 10 and August 10 of each year, beginning on February 10, 2027

2029 Notes: February 10 and August 10 of each year, beginning on February 10, 2027

2031 Notes: February 15 and August 15 of each year, beginning on February 15, 2027

2033 Notes: February 15 and August 15 of each year, beginning on February 15, 2027

2036 Notes: February 15 and August 15 of each year, beginning on February 15, 2027

2046 Notes: February 15 and August 15 of each year, beginning on February 15, 2027

2056 Notes: February 15 and August 15 of each year, beginning on February 15, 2027

2066 Notes: February 15 and August 15 of each year, beginning on February 15, 2027

Interest Payment Record Dates:

2028 Notes: January 26 and July 26 of each year

2029 Notes: January 26 and July 26 of each year

2031 Notes: February 1 and August 1 of each year

2033 Notes: February 1 and August 1 of each year

2036 Notes: February 1 and August 1 of each year

2046 Notes: February 1 and August 1 of each year

2056 Notes: February 1 and August 1 of each year

2066 Notes: February 1 and August 1 of each year

Sinking Fund Provisions:	None

Redemption Provision:

At the Company’s option, at any time prior to the applicable Par Call Date (as set forth below) (or, in the case of the 2028 Notes, at any time prior to maturity), in whole or in part at any time or from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming that such fixed rate notes matured on their applicable Par Call Date (or, in the case of the 2028 Notes, the maturity date of the 2028 Notes)) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined under “Description of the Notes—Optional Redemption” in the prospectus supplement to which this pricing term sheet relates) plus 5 basis points with respect to the 2028 Notes, plus 10 basis points with respect to the 2029 Notes, plus 10 basis points with respect to the 2031 Notes, plus 15 basis points with respect to the 2033 Notes, plus 15 basis points with respect to the 2036 Notes, plus 20 basis points with respect to the 2046 Notes, plus 20 basis points with respect to the 2056 Notes and plus 20 basis points with respect to the 2066 Notes less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the fixed rate notes to be redeemed,

plus, in either case, accrued and unpaid interest, if any, to, but not including, the redemption date.

On or after the applicable Par Call Date, the Company may redeem fixed rate notes of the applicable series (other than the 2028 Notes), in whole or in part at any time or from time to time at a redemption price equal to 100% of the principal amount of the fixed rate notes to be redeemed plus accrued and unpaid interest to, if any, but not including, the redemption date.

Par Call Date:

2029 Notes: July 10, 2029 (the date that is one month prior to the maturity date of the 2029 Notes)

2031 Notes: July 15, 2031 (the date that is one month prior to the maturity date of the 2031 Notes)

2033 Notes: June 15, 2033 (the date that is two months prior to the maturity date of the 2033 Notes)

2036 Notes: May 15, 2036 (the date that is three months prior to the maturity date of the 2036 Notes)

2046 Notes: February 15, 2046 (the date that is six months prior to the maturity date of the 2046 Notes)

2056 Notes: February 15, 2056 (the date that is six months prior to the maturity date of the 2056 Notes)

2066 Notes: February 15, 2066 (the date that is six months prior to the maturity date of the 2066 Notes)

Day Count Convention:	30/360

CUSIP/ISIN:

2028 Notes: 02079K CL9 / US02079KCL98

2029 Notes: 02079K CN5 / US02079KCN54

2031 Notes: 02079K CQ8 / US02079KCQ85

2033 Notes: 02079K CR6 / US02079KCR68

2036 Notes: 02079K CS4 / US02079KCS42

2046 Notes: 02079K CT2 / US02079KCT25

2056 Notes: 02079K CU9 / US02079KCU97

2066 Notes: 02079K CV7 / US02079KCV70

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each securities rating should be evaluated independent of each other securities rating.

**

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day prior to the business date before delivery will be required, by virtue of the fact that the notes initially will settle T+2, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

***	Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The Company has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement, the accompanying prospectus and, when available, the final prospectus supplement if you request it by contacting: BofA Securities, Inc. at +1-800-294-1322; Goldman Sachs & Co. LLC at +1-866-471-2526; J.P. Morgan Securities LLC at +1-212-834-4533; Citigroup Global Markets Inc. toll free at +1-800-831-9146; Morgan Stanley & Co. LLC at +1-866-718-1649; or Wells Fargo Securities, LLC toll-free at +1-800-645-3751.

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